Exhibit 3.1

EXHIBIT A TO

the Second Certificate of Amendment to the

Certificate of Designations, Preferences and Rights of the

Series G Convertible Preferred Stock of

Beeline Holdings, Inc.

April 24, 2025

WHEREAS, pursuant to the authority expressly conferred upon the Board of Directors (the “Board”) of Beeline Holdings, Inc., a Nevada corporation (the “Company”) and by the Company’s Articles of Incorporation, as amended (the “Articles of Incorporation”), the Board previously designated the Series G Convertible Preferred Stock and the number of shares constituting such series, and fixed the rights, powers, preferences, privileges, limitations and restrictions relating to such series in addition to any set forth in the Articles of Incorporation, and the Company filed the Certificate of Designations, Preferences and Rights of the Series G Convertible Preferred Stock on November 26, 2024 (as amended, the “Certificate of Designations”). Capitalized words and phrases used and not defined herein shall have the meanings set forth in in the Certificate of Designations; and

WHEREAS, the Board has determined to amend the Certificate of Designations as set forth herein.

NOW, THEREFORE, pursuant to the authority expressly conferred upon the Board of the Company and by the Company’s Articles of Incorporation, the Certificate of Designations is hereby amended as follows:

Section 3(e) of the Certificate of Designations is hereby amended by adding the following to the end of that Section:

Notwithstanding anything herein to the contrary, in the event a Holder is or becomes subject to Section 16(a) of the 1934 Act by virtue of being am executive officer or director of the Company, then, beginning 61 days after such Holder became subject to Section 16(a) of the 1934 Act and continuing for as long as such Holder remains subject to Section 16(a) of the 1934 Act by virtue of being an executive officer or director of the Company, the Maximum Percentage shall not apply to such Holder for all purposes of this Certificate of Designations and the Preferred Shares held by such Holder.

Section 5(e) of the Certificate of Designations is hereby amended by adding the following to the end of the definition of “Exempt Issuance” in that Section:

(vii) securities issued pursuant to an equity line of credit; (viii) securities issued in any financing transaction entailing the sale and issuance of shares of the Company’s common stock and/or warrants to purchase common stock or other derivative securities to or through an underwriter or sales agent which is a registered broker-dealer; and (ix) any other sales or issuances of securities that are approved by the Required Holders.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Certificate of Designations as of the 24th day of April 2025.

BEELINE HOLDINGS, INC.

By:	/s/Nicholas Liuzza
Nicholas Liuzza, Chief Executive Officer